Exhibit 6.14
PROMISSORY NOTE

$300,000.00	May 30, 2014

FOR VALUE RECEIVED, the undersigned, ELIO MOTORS, INC., an Arizona corporation, with an address at 102 W. El Caminito Drive, Phoenix, AZ 85021 (“Borrower”), hereby promises to pay to the order of STUART LICHTER, an individual, with an address at 11100 Santa Monica Boulevard, Suite 850, Los Angeles, CA  90025, and assigns (“Lender”), the principal amount of THREE HUNDRED THOUSAND DOLLARS ($300,000.00), in lawful money of the United States (“Loan”), or the aggregate unpaid principal amount of all advances (hereinafter each being referred to as an “Advance” and collectively, the “Advances”) made to Borrower, in no event later than the Maturity Date, and to pay interest on the unpaid principal balance of this Promissory Note (this “Note”) in the manner and at the rate as hereinafter specified.

1.             Defined Terms.  As used in this Note the following terms shall have the following meanings:

The terms “Advance” or “Advances” shall have the meanings as defined in the introductory paragraph.  Advances will be made as set forth in Section 2 hereof.

The term “Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.
The term “Borrower” shall have the meaning as defined in the introductory paragraph.

The term “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in California are authorized or required to close under the laws of the State of California.

The term “Event of Default” shall mean any of the events or conditions specified in Section 8 hereof.

The term “Interest” means the annual rate of interest payable on the outstanding Advances in accordance with the terms hereof.

The term “Lender” shall have the meaning as defined in the introductory paragraph.

The term “Loan” shall have the meaning as defined in the introductory paragraph.

The term “Maturity Date” shall mean July 31, 2016.

The term “Note” shall have the meaning as defined in the introductory paragraph.

The term “Obligations” shall mean all existing and future debts, liabilities and obligations at any time owing by Borrower to Lender hereunder.

2.             Advances.  Lender shall make the Loan in two tranches as follows: (i) one tranche of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) on the date hereof and (ii) one tranche of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) on November 10, 2014.

3.             Principal and Interest.

(a)           Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date of such Advance until payment in full is made and shall accrue and be payable at the rate of ten percent (10%) per annum, with interest on overdue interest to bear interest.

(b)           Upon the occurrence of an Event of Default, interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date of such Event of Default until payment in full is made and shall accrue and be payable at the rate of eighteen percent (18%) per annum, with interest on overdue interest to bear interest.

(c)           The unpaid principal amount of the Loan may, at any time and from time to time, be voluntarily paid or prepaid, in whole or in part, without premium or penalty.

(d)           All amounts due and owing hereunder shall be paid in full no later than the earlier of: (i) the Maturity Date; or (ii) the occurrence and continuation of an Event of Default.

4.             Computation of Interest and Fees.

(a)           Computation of interest on the Loan and all fees under this Note shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.  Borrower acknowledges that such latter calculation method will result in a higher yield to Lender than a method based on a year of 365 or 366 days.

(b)           Under no circumstances or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

5.             Manner and Treatment of Payments.

(a)           Each payment due on this Note shall be made to Lender, at his address set forth in the introductory paragraph of this Note or to such other address as Lender shall designate in writing to Borrower.  All payments shall be made in lawful money of the United States of America.

(b)           Any payment due under this Note which is paid by check or draft shall be subject to the condition that any receipt issued therefore shall be ineffective unless and until the amount due is actually received by Lender.  Each payment received by Lender (including, without limitation, mandatory prepayments) shall be applied as follows: first, to the payment of any and all costs, fees and expenses incurred by or payable to Lender in connection with the collection or enforcement of this Note; second, to the payment of all unpaid late charges (if any); third, to the payment of all accrued and unpaid interest hereunder; and fourth, to the payment of the unpaid principal balance of this Note, or in any other manner which Lender may, in its sole discretion, elect from time to time.

6.             Repayment Extension.  If any payment of principal or interest shall be due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

7.             Representations and Warranties.  Borrower represents and warrants to Lender that:

Existence and Qualification; Power - Borrower is a corporation duly formed, validly existing and in good standing under the laws of the state of Arizona.  Borrower is duly qualified or registered to transact business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification or registration necessary.  Borrower has all requisite power and/or other authority to conduct its business, to own and lease its properties and to execute and deliver this Note and to perform its Obligations;

Compliance with Laws - Borrower is in compliance in all material respects with all laws, regulations and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished (or obtained exemptions from) all filings, registrations and qualifications that are necessary for the transaction of its business;

Authority; Compliance With Other Agreements and Instruments - the execution, delivery and performance by Borrower of this Note have been duly authorized by all necessary corporate, partnership or membership action, as applicable, and do not and will not: (i) require any consent or approval not heretofore obtained of any manager, director, shareholder, member, partner, security holder or creditor of such party; (ii) violate or conflict with any provision of Borrower’s articles of incorporation, bylaws, or other comparable instruments; or (iii) result in a breach by Borrower or constitute a default by Borrower under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other contractual obligation to which Borrower is a party or by which Borrower or any of its property is bound or affected;

No Default - no event has occurred and is continuing which with the giving of notice or the lapse of time or both would constitute an Event of Default;

Representations and Warranties - prior to the making of each Advance all representations and warranties contained herein shall be true and correct in all material respects and of the same force and effect as though such representations and warranties had been made as of the date of the making of each Advance;

Patriot Act Compliance - Borrower is not involved in any activity, directly or indirectly, which would constitute a violation of applicable laws concerning money laundering, the funding of terrorism or similar activities.  No part of the proceeds of the Loan will be used to fund activities which would constitute a violation of the United States Lender Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-terrorist Financing Act of 2001.

8.             Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:

Payments – if Borrower fails to make any payment of principal or interest  or other Obligations when such payment is due and payable; or

Other Charges - if Borrower fails to pay any other charges, fees, expenses or other monetary obligations owing to Lender arising out of or incurred in connection with this Note within five (5) Business Days after the date such payment is due and payable; or

Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Note or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Note, is false, erroneous, or misleading in any material respect when made; or

Covenants – if Borrower is in breach of any covenant hereunder other than payment obligations, and such breach is not cured within five (5) Business Days thereafter; or

Agreements with Others - (i) if Borrower shall default beyond any grace period in the payment of principal or interest of any material indebtedness of Borrower; or (ii) if Borrower otherwise defaults under the terms of any such indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment; or

Judgments - if any final judgment exceeding $5,000 for the payment of money (i) which is not fully and unconditionally covered by insurance or (ii) for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower, and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

Assignment for Benefit of Creditors, etc. - if Borrower makes, or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower; or

Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided however, that Borrower shall have thirty (30) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such thirty (30) day period, Lender may seek adequate protection in any bankruptcy proceeding; or

Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or for Borrower’s property; or

Execution Process, etc. - the issuance of any execution or distraint process against any property of Borrower; or

Termination of Business - if Borrower ceases any material portion of its business operations as presently conducted; or

Liens - if any lien in favor of Lender shall cease to be valid, enforceable and perfected ; or

Material Adverse Effect – if there is any change in Borrower’s financial condition which, in Lender’s reasonable opinion, has or would be reasonably likely to have a material adverse effect on (a) the assets, properties, financial condition, creditworthiness, business prospects, material agreements or results of business operations of Borrower, or (b) Borrower’s ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Note or the rights and remedies of Lender hereunder or thereunder.

9.             Rights and Remedies upon Demand or Default. Upon the occurrence and during the continuation of an Event of Default hereunder, Lender shall have all rights and remedies provided in this Note or other applicable law, all of which rights and remedies may be exercised without notice to Borrower, all such notices being hereby waived, except such notice as is expressly provided for hereunder or is not waivable under applicable law.  All rights and remedies of Lender are cumulative and not exclusive and are enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions and in any order Lender may determine.  Without limiting the foregoing, Lender may accelerate the payment of all Obligations and demand immediate payment thereof to Lender.

10.           Remedies Cumulative.  Each right, power and remedy of Lender hereunder or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent, and the exercise or the beginning of the exercise of any one or more of them shall not preclude the simultaneous or later exercise by Lender of any or all such other rights, powers or remedies.  No failure or delay by Lender to insist upon the strict performance of any one or more provisions of this Note or to exercise any right, power or remedy consequent upon a breach thereof or a default hereunder shall constitute a waiver thereof, or preclude Lender from exercising any such other rights, powers or remedy.  By accepting full or partial payment after the due date of any amount of principal or interest on this Note, or other amounts payable on demand, Lender shall not be deemed to have waived the right either to require prompt payment when due and payable of all other amounts of principal or interest on this Note or other amounts payable on demand, or to exercise any rights and remedies available to it in order to collect all such other amounts due and payable under this Note.

11.           Collection Expenses.  If this Note is placed in the hands of an attorney for collection following the occurrence of an Event of Default hereunder, Borrower agrees to pay to Lender upon demand costs and expenses, including all attorneys’ fees and court costs, paid or incurred by Lender in connection with the enforcement or collection of this Note (whether or not any action has been commenced by Lender to enforce or collect this Note) or in successfully defending any counterclaim or other legal proceeding brought by Borrower contesting Lender’s right collect the outstanding principal balance of this Note.  All of such costs and expenses shall bear interest hereunder from the date of payment by Lender until repaid in full by Borrower.

12.           Certain Waivers by Borrower.  Borrower waives demand, presentment, protest and notice of demand, of non-payment, of dishonor, and of protest of this Note.  Lender, without notice to or further consent of Borrower and without in any respect compromising, impairing, releasing, lessening or affecting the obligations of Borrower hereunder, may: (a) release, surrender, waive, add, substitute, settle, exchange, compromises, modify, extend or grant indulgences with respect to this Note and (b) grant any extension or other postponements of the time of payment hereof.

13.           Choice of Law: Forum Selection: Consent to Jurisdiction.  This Note shall be governed by, construed and interpreted in accordance with the laws of the State of California (excluding the choice of law rules thereof).  Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the State of California, Los Angeles County in any action or proceeding arising out of or relating to this Note, and hereby irrevocably waives any objection to the laying of venue of any such action or proceeding in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum.  A final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

14.           Invalidity of Any Part.  If any provision or part of any provision of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or any remaining part of any provision) of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained in this Note, but only to the extent of its invalidity, illegality, or unenforceability.  In any event, if any such provision pertains to the repayment of the Obligations evidenced by this Note, then and in such event, at Lender’s option, the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, shall become immediately due and payable.

15.           WAIVER OF JURY TRIAL.  BORROWER HEREBY (i)  COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (ii) WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LENDER AND BORROWER MAY BE PARTIES ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO THIS NOTE AND/OR ANY TRANSACTIONS, OCCURRENCES, COMMUNICATIONS, OR UNDERSTANDINGS (OR THE LACK OF ANY OF THE FOREGOING) RELATING IN ANY WAY TO BORROWER-LENDER RELATIONSHIP BETWEEN THE PARTIES.  IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE.  THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND BORROWER HEREBY AGREES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  LENDER IS HEREBY AUTHORIZED TO SUBMIT THIS NOTE TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND BORROWER SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO TRIAL BY JURY.

16.           Waiver of Defenses, Counterclaims, etc.  Borrower hereby waives, in any litigation (whether or not arising out of or related to this note or any other obligation or liabilities to Lender) in which Borrower and Lender shall be adverse parties, the right to interpose any defense, set-off or counterclaim of any nature or description, excluding mandatory counterclaims that, if not raised in such proceeding, would be waived.

17.           Indemnification.  Borrower agrees: (i) to pay and reimburse Lender for all of Lender’s  reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Note, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of internal and external counsel, (ii) to pay and reimburse Lender for reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Note and any such other documents, including the reasonable fees, disbursements and other charges of its counsel, whether internal or external, (iii) to pay, indemnify and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel for Lender connection with the execution, delivery, enforcement, performance and administration of this Note and any such other documents or the use of the proceeds thereof, including any of the foregoing relating to the violation of, noncompliance with or liability applicable to the operations of Borrower; provided that Borrower shall have no obligation hereunder to Lender with respect to damages caused directly by the gross negligence or willful misconduct of Lender as determined by a non-appealable final judgment.

18.           Miscellaneous.  Time is of the essence under this Note.  The paragraph headings of this Note are for convenience only, and shall not limit or otherwise affect any of the terms hereof.  This Note constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior letters, representations, or agreements, oral or written, with respect thereto. No modification, release, or waiver of this Note shall be deemed to be made by Lender unless in writing signed by Lender, and each such waiver, if any, shall apply only with respect to the specific instance involved.  No course of dealing or conduct shall be effective to modify, release or waive any provisions of this Note.  This Note shall inure to the benefit of and be enforceable by Lender and Lender’s successors and assigns and any other person to whom Lender may grant an interest in the obligations evidenced by this Note and shall be binding upon and enforceable against Borrower and Borrower’s successors and assigns.  Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders.

IN WITNESS WHEREOF, Borrower has executed this Promissory Note as of the date first written above.

Borrower:

ELIO MOTORS, INC.,
an Arizona corporation

By:	/s/Paul Elio
Paul Elio
Chief Executive Officer